November 15, 2024

Janesh Moorjani

Re: Employment at Autodesk
Dear Janesh,
Congratulations! We are thrilled to offer you employment with Autodesk, Inc. (“Company”). Details about our offer are in this letter and its attachments. There’s a lot of information included, so, if you have questions about anything, please reach out to us.

To move forward, please sign all documents which require your signature and return them to Leslie Cariani by 5:00 p.m. PST on Monday, November 18, 2024. If we don’t hear from you by then, this offer will expire and become null and void. Copies of this letter and attachments, including those transmitted electronically, are effective as originals.

We’re excited and hope that you will join us. Warm Regards,

Jinhee Kuhl
Vice President, Talent Acquisition For and on behalf of Autodesk, Inc.

I have reviewed and accept the offer of employment with Autodesk, Inc. on the terms and conditions set out in this letter and attachments.

/s/ Janesh Moorjani    on Janesh Moorjani

11/18/24
Date

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338

Enclosures:
•Terms of Employment (sign)
•Code of Business Conduct and Acknowledgement (sign)
•Mutual Arbitration Agreement (U.S.) (sign)
•Arbitration Program Overview and FAQs (U.S.)
•Employee Nondisclosure and Assignment Agreement (sign)
•Global Worker Data Protection Policy and Notice

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338

TERMS OF EMPLOYMENT

I.THE BASICS

Position. You will be in the position of Executive Vice President and Chief Financial Officer, reporting to Andrew Anagnost, Chief Executive Officer.

Start Date. Your first date of employment will be December 16, 2024.
Location. You will report to the Company’s main U.S. office, which is located at One Market Street, Suite 400, San Francisco, CA 94105 and its main phone number is 415-507-5000 (“Place of Employment”). Your position is Hybrid, which means that you will have flexibility to alternate between working remotely and from the office, subject to the terms of applicable Company policies and guidelines.

At-Will Employment. Your employment with Autodesk will be at-will. This means that you or Autodesk may terminate your employment relationship without notice and for any reason at any time.

II.COMPENSATION

Base Pay. Your starting base salary will be $12,500.00 per week annualized at $650,000.00, minus all legally applicable deductions and withholdings. Autodesk pays employees bi-weekly. To determine pay dates, please go to Autodesk's intranet site when you join us and click on Payroll.

Sign-On Bonus. You will be paid a gross sign-on bonus of $500,000.00, less applicable payroll withholdings, subject to the following terms and conditions (“Sign-On Bonus”). You will receive this on the next regularly scheduled pay date after you begin employment. If you resign from your employment with Autodesk within twelve months of your Start Date, you will repay to Autodesk the net amount of the Sign-On Bonus (what you received after payroll withholdings) on or before your last day of employment with Autodesk.

Autodesk Executive Incentive Bonus. You’re eligible to participate in the applicable Autodesk Executive Incentive Plan (“EIP”). Your initial EIP target incentive amount for your position is 90% of your base pay. The decision whether to grant an EIP award to an eligible participant as well as the amount of any award is at the discretion of Autodesk. You can find out details about the EIP when you join the Company.

Equity Awards. We will recommend to the Compensation Committee of the Autodesk Board of Directors (“Compensation Committee”) that you be granted a mix of restricted stock units (“RSUs”) and performance stock units (“PSUs”) with an aggregate value of $25,000,000 (USD), as set forth below.

•The first RSU grant, a value of $2,000,000 (USD), will be granted as soon as administratively practical following the commencement of your employment. These RSUs will vest 100% one year after the grant date.

•The second RSU grant, a value of $2,000,000 (USD), will be granted as soon as administratively practical following the commencement of your employment. These RSUs will vest annually in equal shares over a two-year period.

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

•The third RSU grant, a value of $6,250,000 (USD), will be granted as soon as administratively practical following the commencement of your employment. These RSUs will vest annually in equal shares over a three-year period.

•The first PSU grant, a value of $11,750,000 (USD), will be granted on our next annual grant date (i.e., FY26 annual grant date) which is usually in April each year. These PSUs will vest annually in equal shares over a three-year period, based on the attainment of performance goals as set by the Compensation Committee.

•The second PSU grant, a value of $3,000,000 (USD), will be granted on our next annual grant date (i.e., FY26 annual grant date) which is usually in April each year. These PSUs will vest 100% three years after the grant date, based on the attainment of performance goals as set by the Compensation Committee.

Annual Employee Stock Plan. Following the FY26 annual grant, you will continue to be eligible to participate in the annual Autodesk Employee Stock Plan. The decision whether to grant an annual equity award to an eligible participant as well as the amount of any award is at the discretion of Autodesk and subject to the plan terms. You can find out details about the plan when you join the Company.

RSU and PSU Details. At the time of each grant, the total value of each grant will be converted to a specific number of RSUs or PSUs based upon the average stock price over the 20 trading days immediately preceding the date of the grant date.

Upon vesting, the RSUs or PSUs will convert to an equal number of shares of Autodesk common stock, subject to the modifier to the performance based RSU portion in accordance with the applicable plan. The actual value of the shares vesting will be based upon the closing stock price on the vesting date. The RSUs do not have a purchase price but are subject to taxation upon vesting. Any such grant will be subject to the terms and conditions of the applicable Autodesk employee equity plan, restricted stock unit agreement and performance plan, which you will be required to sign as a condition to receiving any RSUs.

III.BENEFITS

Employee Stock Purchase Plan. You will be eligible to participate in the applicable Autodesk Employee Stock Purchase Plan (“ESPP”). Your participation in the ESPP will be subject to the rules of the plan as well as applicable law. Where tax withholding is required, the Company will withhold the required amounts on your behalf.

Other Benefits. If eligible, you can participate in a wide variety of employee benefit programs including health insurance, a 401(k) plan with company match and sabbatical program. A summary of these benefits and other programs will be provided to you in the Total Rewards Overview, and details will be available after you join us.

Executive Plans. As an Executive Vice President (EVP) reporting to the CEO, you will be eligible to participate in Autodesk’s Executive Severance Plan, and Executive Change in Control Plan. You will also be eligible for an Autodesk Indemnification Agreement and coverage under the Company’s Directors & Officers Liability Insurance Policy. You can find details about severance and indemnification in the applicable plan and policy documents.

Discretionary Time Off. When you join Autodesk, you will be eligible for discretionary time off in accordance with the Company’s Discretionary Time Off Policy.

IV.CONDITIONS OF YOUR WORK FOR US

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

As with any new relationship, it is important that we are upfront about expectations. Below is a list of our expectations of the issues this offer is contingent on:
•Your verifying your identity and ability to work for us in the U.S. You will receive an instructional Workday onboarding task prior to your start date enabling completion of the I-9 which must be completed within three business days of your start date.

•Your agreeing to and completing a background check, which will look at your educational, employment and criminal history. For certain jobs, the Company may also require a credit check. These checks are performed by HireRight. Its privacy policies can be found at http://www.hireright.com/Privacy-Policy.aspx. Your employment will depend on the Company’s satisfaction with the results of any such checks. If you are hired before the checks are completed, the Company will proceed with that start date with your understanding and agreement that your continued employment will be subject to the satisfactory results of the background check. If the background check, once completed, reveals disqualifying information, your employment may be terminated. Likewise, if the Company later learns that you provided false information in connection with these checks, it may terminate your employment for this reason.
•Your completing an Export Controls Questionnaire and the Company’s satisfaction that it can obtain all licenses it may need to employ you based on the information you provide.

•Your disclosing in writing any interest you may have which may create an actual or perceived conflict of interest with your employment by the Company and agreement to relinquish any such interest the Company deems to be a conflict of interest. Generally, a conflict of interest exists when a personal interest or activity interferes or has the potential to interfere with your professional judgment or your responsibility to the Company because it is inconsistent with the Company’s interests. For example, a conflict of interest may exist if, while you are employed by the Company, you are a consultant for, have an affiliation with or a financial interest in an Autodesk customer, reseller, distributor or competitor.

•Your disclosing to the Company any ongoing legal obligations you have to a prior employer or another party, including obligations not to compete, to solicit customers or to solicit employees, which may prohibit you from working for Autodesk or doing your job fully.

•Your understanding that this offer letter and its attachments is the only agreement between us about the terms and conditions of your employment with us. These replace all other agreements about these topics and cannot be changed except in writing signed by an authorized representative of Autodesk. Any legal interpretation of this will be governed by the law in the State in which you are employed.

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com